Exhibit 10.9

Multiple Class of Shares Plan

for

Fidelity Business Development Companies

Dated August 2022

This Multiple Class of Shares Plan (the “Plan”), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”) for the funds listed on Schedule I to the Plan (the “Funds”). The Funds are closed-end management investment companies that have elected or will elect to be regulated as a business development companies under the 1940 Act and will comply with the provisions of Rule 18f-3 under the 1940 Act as though such rule applied to business development companies.

1. Classes Offered. Each Fund may offer up to three classes of its shares: Class S, Class D, and Class I.

2. Distribution and Shareholder Service Fees. Distribution fees and/or shareholder service fees shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-l under the 1940 Act for the applicable class. Distribution and shareholder service fees currently authorized are as set forth in Schedule I to this Plan.

3. Conversion Privileges. Class S and Class D shares will be converted into Class I shares of the Fund if the total transaction or other fees, including upfront placement fees or brokerage commissions, and distribution and/or shareholder servicing fees paid would exceed, in the aggregate, 10% of the gross proceeds from the sale of such shares as set forth in the Fund’s prospectus (together with the Fund’s statement of additional information as from time to time in effect, the “Prospectus”).

All conversions pursuant to this section 3 shall be made on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee, or other charge.

4. Exchange Privileges. Shares of one Class may be exchanged, at the shareholder’s option, for Shares of another class of the Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Fund’s Prospectus and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

5. Allocations. Income, gain, loss and expenses shall be allocated under this Plan as follows:

A. Class Expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: (i) distribution and shareholder service fees; and (ii) transfer agent fees.

B. Fund Income, Gain, Loss and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated to each class in a manner consistent with Rule 18f-3(c)(1)(i).

6. Voting Rights. Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

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7. Effective Date of Plan. This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Fund, and a majority of the Trustees of the Fund who are not “interested persons” of the Fund, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

8. Amendment of Plan. Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Fund, and a majority of the Trustees of the Fund who are not “interested persons” of the Fund, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

9. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

10. Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in each Fund’s Declaration of Trust or other organizational document, any obligations assumed by any Fund or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares. All persons having any claim against a Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or class; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Fund.

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BDCs

SCHEDULE I, DATED AUGUST 2022, TO MULTIPLE CLASS OF SHARES PLAN FOR FIDELITY BDCs WITH CLASS S, CLASS D, AND CLASS I SHARES

fIDELITY Private Credit FUND

FUND/CLASSES OFFERED	SALES CHARGE[1]	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)
Fidelity Private Credit Fund:
Class S	none	.60	.25
Class D	none	none	.25
Class I	none	none	none

1.
No upfront sales load will be paid with respect to Class S shares, Class D shares or Class I shares; however, if shareholders buy Class S shares or Class D shares through certain financial intermediaries, the financial intermediary may directly charge shareholders transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as the financial intermediary may determine, provided that the financial intermediary limit such charges to a 3.50% cap on NAV for Class S shares and a 1.50% cap on NAV for Class D shares.

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